EXHIBIT 10.B
                                  HABER, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into the 17th day of June, 2005 by and between Haber, Inc. a Delaware corporation (the "Company"), and Peter R. D'Angelo ("Executive") This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

     1. Employment and Duties. Executive has been performing the duties of Chief Financial Officer and Executive Vice President since June 1, 2003 and his due election by the Company's Board of Directors to such position, and Executive has been performing such duties in contemplation of the execution and delivery of this Agreement. The Company hereby employs Executive as Chief Financial Officer and Executive Vice President of the Company pursuant to the terms of this Agreement. As such, Executive shall have responsibilities, duties and authority reasonably accorded to and expected of an Executive. Executive hereby accepts this employment upon the terms and conditions herein contained and agree to devote his working time, attention and efforts as necessary to promote and further the business of the Company. Executive and Company agrees the first day of Executive's employment will be June 1, 2003. Company acknowledges and agrees that Executive is involved in certain other business ventures, including certain ventures in the same general industry as the Company which have been disclosed to the Company. The Company acknowledges and agrees that Executive may continue to devote certain efforts to such ventures as long as they are not to the substantial detriment of the Company.

     2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

          (a) Base Salary. In lieu of a salary during the first two years of Executive Employment which commenced on June 1, 2003 the Company agrees to award to Executive options to purchase ("Base Options") One Million Five Hundred Thousand (1,500,000) shares of the Company's common stock, par value $0.01 per share ("Common Stock"). The Base Options shall vest on June 1, 2006, and shall have a tern of five years from the date of this Agreement and the exercise price for the Base Options shall be $0.145 per share, which Company and Executive acknowledge is 50% greater than the closing price of the Company's common stock on June 1, 2005. The annual base salary payable to the Executive on a monthly basis, commencing on June 1, 2005, shall be $70,000.00 ("Base Salary"), payable on a regular basis in accordance with the Company's standard payroll procedures. Executive shall receive Base Salary in monthly installments. Said compensation shall be a combination of cash and/or Restricted Common Stock ("Restricted Stock") (a) the price of which shall be the closing price of the Restricted Stock on the first day of each calendar month in which such Restricted Stock are earned in accordance with this agreement. Base Salary shall be 100% Restricted Stock granted automatically at the end of each year until changed by the Board


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of Directors. At any time the proportion of cash and stock shall be determined by the Board of Directors at its discretion.

          (b) Bonus. As additional annual compensation to the Base Salary, Executive shall be eligible to receive bonuses at the end of each fiscal year in the form of additional cash, stock options or both. Bonuses will be provided at the discretion of the Board of Directors. The target annual bonus for Executive during the term of this Agreement shall be one hundred fifty percent (150 %) of Executive's Base Salary. In addition, the Executive shall receive bonus options to purchase ("Bonus Options") One Million (1,000,000) shares of the Common Stock if the price of the Common Stock closes above $1.00 per share but below $2.00 per share for a total of thirty (30) consecutive trading days any time before December 31, 2006. In the event the price of Common Stock closes above $2.00 per share for a total of thirty (30) consecutive trading days any time before December 31, 2006, the Executive shall receive Bonus Options to purchase an additional One Million (1,000,000) shares of Common Stock for an aggregate of Two Million (2,000,000) shares of. the Company's common stock when combined with the bonus options received in the previous sentence. The exercise price for the Bonus Options shall be $.145 per share, and the term of the Bonus Options shall expire on December 31, 2009.

          (c) Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

               (i) Coverage for Executive and his family under retirement, 401(k), health, hospitalization, disability, dental and other insurance plans that the Company may have in effect from time to time.

               (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. Executive shall appropriately document all reimbursable expenses in reasonable detail upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

               (iii) Six (6) weeks paid vacation and sick leave for each year during the period of employment (pro-rated for any year in which Executive is employed for less than the full year).


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     3. Place of Performance. The Executive's job location will be at a mutually agreeable location.

     4. Term. Termination; Rights on Termination. The term of this Agreement will commence on the starting date of employment, and will continue for a period of five (5) years, ("Term"); provided, that commencing on the first day of the month next following the commencement date hereof, and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the "Renewal Date"), the Term shall be automatically extended so as to terminate five (5) years from such Renewal Date, unless at least 120 days or 30 days prior to any Renewal Date the Company or the Executive, respectively, shall give notice to the other that the Term shall not be so extended. This Agreement and Executive's employment may be terminated in any one of the following ways;

          (a) Death. The death of Executive shall immediately terminate the Agreement; provided any Base Salary and earned benefits to the date of death will be paid to Executive's estate, legal representative or other beneficiary. In addition, the vesting of all Company shares or stock options held by Executive shall accelerate by two (2) years.

          (b) Disability. The Company will make efforts to reasonably accommodate Executive as required by applicable state or federal disability laws. However, the parties irrefutably presume that, given Executive's position, it would be an undue hardship to the Company if Executive were absent for more than six (6) consecutive months. Therefore, if as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive's employment hereunder provided Executive is unable to resume his normal duties at the conclusion of such notice period. Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that at the Company's request made within thirty
(30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company, in a lump sum payment due within ten (10) days of the effective date of termination, the Base Salary at the rate then in effect for one (1) year and the vesting of al shares or stock options held by Executive shall accelerate by two (2) years.


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          (c) Good Cause. The Company may terminate the Agreement after written notice to Executive for good cause. Good cause shall be (i) engaging in conduct that constitutes willful gross negligence in carrying out his duties under this Agreement, resulting in either case, in material harm to the Company, unless Executive believed in good faith that such act or non act was in best interests of the Company; provided, Executive has received advanced written notice of the described activity and has failed to substantially correct or cease the activity, as appropriate, (ii) fraud with respect to the business or affairs of the Company that materially adversely affects the operations or reputation of the Company; (iv conviction of a felony crime; or (v) chronic alcohol abuse or illegal drug abuse. In the event of a termination for good cause, as enumerated above, Company will pay Executive, in lieu of any other payment; Executive's Base Salary and earned benefits to the effective date of termination.

          (d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate this Agreement and Executive's employment hereunder, effective thirty (30) days after written notice is provided to Executive. The Company may terminate Executive without cause during the Term. Should the Company without cause terminate Executive, Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, an amount equal to three (3) times the effective Base Salary or Base Options then in effect. In addition, upon termination by the Company without cause, all Company units or stock options held by Executive shall become immediately vested and exercisable.

          (e) Termination Executive for Good Reason. Executive may terminate his employment hereunder for "Good Reason." As used herein, "Good Reason" shall mean the continuance or failure to cure of any of the following after thirty (30) days' prior written notice by Executive to the Company, specifying the basis for such Executive's having Good Reason to terminate this Agreement:;

               (i) Executive's removal from, or failure to be reappointed or Reelected to, Executive's position under this Agreement, except as contemplated by paragraphs 4(a), (b), (c) and (d);

               (ii) The failure by the Company to permit the Executive (a) to participate in any bonus or other cash or equity incentive compensation plan, program or arrangement made generally available to the executive officers of the Company and (b) to have performance goals, if applicable, and target bonus or other incentive awards under any such plan program or arrangement that are reasonable in relation to the performance goals and awards established for the other participating executive officers;

               (iii) The failure by the Company to permit the Executive to participate in any retirement plan or arrangement or any insurance or other welfare benefit plan or arrangement made generally available to the executive officers of the Company on a basis reasonable in relation to the basis on which the other executive officers of the Company are eligible to participate;


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               (iv) The relocation of the site from which the Executive is to perform his principal duties or relocation of the Company's principal executive offices to any place outside of the Boston, Massachusetts immediate vicinity; or

               (v) The failure by the surviving or successor entity in any merger, consolidation, reorganization or similar transaction in which the Company is not the surviving entity to assume or otherwise be liable for the obligations of the Company under this Agreement.

          In the event of any dispute with respect to the termination by the Executive for Good Reason, such dispute shall be resolved pursuant to the provisions of Section 11 below. In the event that it is determined that Good Reason did exist, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Should the Company without cause terminate Executive, Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, an amount equal to three (3) times the effective Base Salary or Base Options then in effect. In addition, upon termination by the Company without cause, all Company units or stock options held by Executive shall become immediately vested and exercisable.

          (f) Termination by Executive Without Good Reason. If Executive resigns or otherwise terminates his employment without Good Reason pursuant to paragraph 4(e), Company will pay Executive, Executive's Base Salary and stock options that have actually accrued to the date of termination. Upon termination of this Agreement all rights and obligations of the Company and of Executive under this Agreement shall cease as of the effective date of termination, except that obligations under paragraphs 5, 6, 11, 12 and 14 herein shall survive such termination in accordance with their terms.

     5. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive shall not be held liable to the Company for errors or omissions made


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in good faith where Executive has not exhibited willful and/or deliberate malfeasance or performed criminal and fraudulent acts which damage the business of the Company.

     6. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim., including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

     7. Assignment; Binding Effect. Executive understands that the Company on the basis of his personal qualifications, experience and skills has selected him for employment. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and there respective heirs, legal representatives, successors and assigns.

     8. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company, or any of their respective officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     9. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopy, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by Federal Express or UPS Services

If personally delivered, such communication shall be deemed delivered capon actual receipt. If electronically transmitted pursuant to this Section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt, and if sent by U.S. mail or Federal Express pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the


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addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     10. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     11. Resolution of Disputes
        -----------------------

          (a) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the negotiation hereof or entry hereunto or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 11. This Section 11 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

               (i) Any party hereto may, in its discretion, apply to a court of competent jurisdiction for equitable relief. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Section 11.

          (b) Arbitrators. The panel to be appointed shall consist of three neutral arbitrators mutually acceptable to the parties.

          (c) Procedures. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefore set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

          (d) Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys' fees and expenses in such manner as is determined to be appropriate by the arbitrators.

          (e) Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personate and subject matter


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jurisdiction. Company and Executive hereby submit to the in personam jurisdiction of the Federal and State courts in Boston, Massachusetts, for the purpose of confirming any such award and entering judgment thereon.

          (f) Confidentiality All proceedings under this Section 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

          (g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

          (h) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 11 are pending. The parties will take such action, if any, required to effectuate such tolling.

     12. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Delaware.

     13. Counter arts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     14. Attorneys' Fees. In the event of any litigation or arbitration arising under or in connection with this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees as determined by the court or arbitration panel, as the case may be. Each party to this Agreement represents and warrants that it has been represented by counsel in the negotiation and execution of this Agreement, including without limitation the provisions set forth in this paragraph 14.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      COMPANY:

                                      HARER, INC.




                                      By:_______________________________
                                            Name: Norman Haber
                                            Title: CEO and Chairman



                                      EXECUTIVE:

                                      __________________________________





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            ADDENDUM TO "HABER, INC. EXECUTIVE EMPLOYMENT AGREEMENT"
                 DATED JUNE 17, 2005 FOR CHIEF FINANCIAL OFFICER


Pursuant to the vote of the Board of Directors of June 7, 2007 the CFO, Peter R. D'Angelo was granted the following warrants in lieu of the previous expired bonus options delineated in the "HABER, INC. EXECUTIVE EMPLOYMENT AGREEMENT" which is hereby incorporated by reference.


Peter R.D'Angelo shall receive bonus options to purchase ("Bonus Options") One Million One Hundred Thousand (1,100,000) shares of the Common Stock if the price of the Common Stock closes above $1.10 per share but below $2.10 per share for a total of thirty (30) consecutive trading days any time before May 31, 2010. In the event the price of Common Stock closes above $2.10 per share for a total of thirty (30) consecutive trading days any time before May 31, 2010, the Executive shall receive Bonus Options to purchase an additional One Million One Hundred Thousand (1,100,000) shares of Common Stock for an aggregate of Two Million Two Hundred Thousand (2,200,000) shares of the Company's common stock when combined with the bonus options received in the previous sentence. The exercise price for the Bonus Options shall be $.16 per share, and the term of the Bonus Options shall expire on May 31, 2010.